Exhibit 99.1

For Immediate Release:

Viggle Completes Integration of Wetpaint & NextGuide

With integration of acquisitions completed, company rationalizes structure to reflect vision of single Viggle platform

NEW YORK – June 3, 2014 – Viggle Inc. (NASDAQ: VGGL), the mobile entertainment marketing and rewards platform, today announced a restructuring of its management team based on the successful integration of the Wetpaint and NextGuide properties, acquired during the past six months.

Viggle’s platform consists of the Viggle app, which offers rewards for watching TV, advertisements or listening to music, NextGuide, a personalized TV programming guide and distributed reminder platform and Wetpaint, an entertainment news and social publishing platform. Viggle Inc. achieved a total reach for March 2014 of 20.8 million, which is the total number of registered users for the Viggle app and unique monthly users of the Wetpaint media properties.  Viggle Inc.’s total active reach for the same period was 8.8 million.

Among the key changes:

●	Ben Elowitz, President and co-founder of Wetpaint, will be leaving the company to focus on new opportunities.
●	The creation of a new Product Development Organization led by new SVPs of Product, Kyle Brink and Jeremy Toeman. They were formally VP of Product at Viggle and President of Dijit, respectively.
●	The creation of a new Content and Programming team led by Rosie Amodio, who was formerly SVP Content and Programming at Wetpaint.

“As we continue to grow and evolve our platform, we need to align our organizational structure to better reflect our market opportunity and vision, and to realize the cost savings made possible from the ongoing integration of Wetpaint and NextGuide,” said Greg Consiglio, president of Viggle. “We are excited to have Kyle, Jeremy and Rosie expand their leadership roles and we are thankful to Ben for his valuable work in bringing our companies together. We wish him all the best as he heads out on his next adventure.”

“As we’ve executed on a number of features across Viggle, Wetpaint and Dijit, we have seen the power of a combined platform where advertisers can reach entertainment fans across multiple properties,” said Elowitz, President and founder of Wetpaint.  “I will be watching enthusiastically as the organizations integrate further and Viggle continues to grow and succeed.”

The consolidation of the Viggle platform technology and product teams is a result of Viggle’s platform expansion strategy. Toeman and Brink will lead all product and technology teams from Viggle, NextGuide and Wetpaint.  Additionally, Amodio will now oversee all content and editorial functions cross the integrated platform.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 4 million members. Since its launch, Vigglers have redeemed over $18 million in rewards for watching their favorite TV programs and listening to music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of June 3, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact for Viggle:
Ed Tagliaferri
DKC Public Relations
212 981 5182
edmund_tagliaferri@dkcnews.com

Viggle Investor Relations:
John C. Small
CFO, Viggle Inc.
646 738 3220

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com